Exhibit 99.1

Fiscal Quarter Ended
October 31,2012

Mass Megawatts Reports for Fiscal Quarter Ended October 31, 2012

WORCESTER, MA., December 17, 2012 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc.(OTC: MMMW) reports a net loss of one cent per share or $98,721  in the second fiscal quarter ending October 31,2012.  During the same fiscal period a year ago, Mass Megawatts reported a net loss of one cent per share or $64,345 for the second  fiscal quarter.

More  recently and in the current fiscal quarter, Mass Megawatts announced in December  the availability of affordable, green energy as a product line for consumers in the Northeast region of the United States.  The company offers electric power at competitive rates to commercial and residential electricity users in several states, including Connecticut, Maryland, Massachusetts, New Jersey, New York, Pennsylvania, Delaware and Illinois.

Mass Megawatts plans to leverage their knowledge of the wind power industry in their offering of competitive green power to electrical users across the Northeast. The expansion into the retail electrical market is a logical, strategic progression that diversifies their business model while improving future earnings potential.

In other recent news, Mass Megawatts recently completed a wind augmentation system in Massachusetts that utilizes a less complicated and inexpensive wind-focusing technique to increase the wind velocity directed at the turbine.

With its patented, wind augmentation system, a new retail sales business, and very little debt, Mass Megawatts believes it is well positioned to ramp-up production of its new augmentation units in the shorter term while expanding its infrastructure to support mass-production goals in the longer term.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power’s ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, also known as Mass Megawatts Windpower, to achieve or maintain necessary zoning approvals with respect to the location of its  power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power. Additionally, Mass Megawatts Wind Power stock quote and Mass Megawatts stock price may be impacted by global condition.   Mass Megawatts Wind Power Inc. expected and anticipated positive and negative impact on the Mass Megawatts stock price and the MMMW stock quote.

Contact:

Jon Ricker (508) 751-5432